Exhibit 35.3

15000 Capital One Dr. Richmond, VA 23238

SERVICER COMPLIANCE STATEMENT

CAPITAL ONE MULTI-ASSET EXECUTION TRUST

Capital One Multi-asset Execution Trust

c/o Capital One Bank (USA), National Association

140 East Shore Drive

Room 1071-B

Glen Allen, Virginia 23060

In connection with the Annual Report on Form 10-K of Capital One Multi-asset Execution Trust for the fiscal year ending December 31, 2013 (the “Report”), the undersigned, a duly authorized officer of Capital One, National Association (the “Servicer”), does hereby certify and represent that:

1.	A review of the activities and performance of the Servicer under the Services Agreement dated as of March 16, 2006, by and between Capital One Bank (USA), National Association and the Servicer (the “Agreement”) during the period that is the subject of the Report has been made under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the period that is the subject of the Report.

IN WITNESS WHEREOF, the undersigned has duly executed this Servicer Compliance Statement this 28th day of March 2014.

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Colin Ruh
Name:	Colin Ruh
Title:	Chief Financial Officer

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